SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 14, 1999


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events

                  BARTON TO SUCCEED FITES AS
               CATERPILLAR CHAIRMAN AND CEO FEB. 1

     Glen A. Barton will become chairman and chief executive officer of Caterpillar Inc. effective Feb. 1. He replaces Donald
V. Fites, who has served as chairman and CEO since 1990.
     "Glen's experiences and contributions during his 37 years with Caterpillar uniquely position him to lead this company and continue to build upon the global leadership and financial success that are the hallmark of Caterpillar," said Fites. "Glen's global experience, his broad knowledge of our customers and our industry, as well as his breadth of understanding of our product line and manufacturing capabilities, give him a powerful perspective from which to lead Caterpillar into the 21st century."
     Fites noted that in addition to heading the critically important construction and mining businesses as group president, Barton played a key role in the reorganization of the company into business units, and the revamping of the company's product introduction process and product management strategy. "In today's borderless world, Glen is truly a man for the time. His breadth of global understanding stems from living in Europe and Africa and assignments that have taken him around the world in a number of different capacities. He's performed leadership roles in important industry associations such as the National Mining Association. He has a unique set of skills that will serve him well, to the benefit of our customers, employees and shareholders."
     Barton is currently vice chairman of Caterpillar, a position he assumed in November. Prior to that, he served as group president from 1990 until his election as vice chairman.
     Fites retires Feb. 1 following a 42-year career with Caterpillar that included 16 years in overseas management positions in Africa, Europe, Asia and Latin America, prior to his election as a Caterpillar vice president in 1981. He served as an executive vice president from 1985 until being elected
president and chief operating officer in June 1989.   He was
elected chairman and CEO in 1990. During his tenure, he successfully implemented several strategic initiatives which have strengthened Caterpillar's global industry leadership.
     "Don served as chairman and chief executive officer at a pivotal time in Caterpillar's history," Barton said.
"Initiatives taken under his leadership have unquestionably strengthened the company to the benefit of customers, shareholders and employees. The Caterpillar brand has never been stronger or more successful. He has had an exceptionally distinguished career at Caterpillar, and his efforts and accomplishments in turn have distinguished Caterpillar. All of us owe Don a great debt, and I personally look forward to his continuing contributions as a director."



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                       By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  January 14, 1999